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                               DTE ENERGY COMPANY
                                       AND
                              THE BANK OF NEW YORK
                                     TRUSTEE


                                    -------


                          SIXTH SUPPLEMENTAL INDENTURE
                            DATED AS OF JUNE  , 2002


                                    -------



                SUPPLEMENTING THE AMENDED AND RESTATED INDENTURE
                            DATED AS OF APRIL 9, 2001

                                  PROVIDING FOR

                             % SENIOR NOTES DUE 2007





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         SIXTH SUPPLEMENTAL INDENTURE, dated as of the  day of June, 2002 (the
"Supplemental Indenture"), between DTE ENERGY COMPANY, a corporation organized and existing under the laws of the State of Michigan (the "Company"), and THE BANK OF NEW YORK, a New York banking corporation, having its principal office in The City of New York, New York, as trustee (the "Trustee");

         WHEREAS, the Company has heretofore executed and delivered to the Trustee an Amended and Restated Indenture, dated as of April 9, 2001 (the "Original Indenture"), as amended, supplemented or modified (as so amended, supplemented or modified, and as supplemented by this Supplemental Indenture, the "Indenture") providing for the issuance by the Company from time to time of its debt securities; and

         WHEREAS, the Company now desires to provide for the issuance of a series of its unsecured, senior debt securities pursuant to the Original Indenture; and

         WHEREAS, the Company, in the exercise of the power and authority conferred upon and reserved to it under the provisions of the Original Indenture, including Section 901 thereof, and pursuant to appropriate resolutions of the Board of Directors, has duly determined to make, execute and deliver to the Trustee this Supplemental Indenture to the Original Indenture as permitted by Section 201 and Section 301 of the Original Indenture in order to establish the form or terms of, and to provide for the creation and issue of, a series of its debt securities under the Original Indenture, which shall be known
as the "   % Senior Notes due 2007"; and

         WHEREAS, all things necessary to make such debt securities, when executed by the Company and authenticated and delivered by the Trustee or any Authenticating Agent and issued upon the terms and subject to the conditions hereinafter and in the Original Indenture set forth against payment therefor, the valid, binding and legal obligations of the Company and to make this Supplemental Indenture a valid, binding and legal agreement of the Company, have been done;

         NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH that, in order to establish the terms of a series of debt securities, and for and in consideration of the premises and of the covenants contained in the Original Indenture and in this Supplemental Indenture and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed as follows:

                                  ARTICLE ONE

                              DEFINITIONS AND OTHER
                        PROVISIONS OF GENERAL APPLICATION

         SECTION 101 Definitions.  Unless the context otherwise requires:

         (a) a term defined in the Original Indenture has the same meaning when used in this Supplemental Indenture, unless otherwise defined herein;

         (b) a term defined anywhere in this Supplemental Indenture has the same meaning throughout;


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         (c)    the singular includes the plural and vice versa;

         (d) headings are for convenience of reference only and do not affect interpretation;

         (e) the following terms have the meanings given to them in the Purchase Contract Agreement, a copy of which is attached hereto as Exhibit C:
(i) Clearing Agency Participant; (ii) Collateral Agent; (iii) Custodial Agent; (iv) Equity Security Units; (v) Pledged Notes; (vi) Purchase Contract;
(vii) Purchase Contract Agent; (viii) Securities Intermediary; (ix) Stock Purchase Date; (x) Stripped Equity Security Units; and (xi) Underwriting Agreement; and

         (g)    the following terms have the meanings given to them in this
Section 101(f):

         "Business Day" means any day other than a Saturday or Sunday or any other day on which banking institutions and trust companies in the State of New York or at a Place of Payment are authorized or required by law; regulation or executive order to be closed.

         "Contingent Payment Regulations" has the meaning specified in Section 210(b).

         "Coupon Rate" has the meaning specified in Section 206(a).

         "Failed Remarketing" has the meaning specified in Section 207(b).

         "Global Note" has the meaning specified in Section 205.

         "Interest Payment Date" has the meaning set forth in Section 206(a).

         "Note" or "Notes" has the meaning specified in Section 201.

         "Pledge Agreement" means the Pledge Agreement, dated as of June , 2002, among the Company, the Collateral Agent, the Custodial Agent, the Securities Intermediary, and the Purchase Contract Agent, for itself and as attorney-in-fact of the holders from time to time of the Equity Security Units and Stripped Equity Security Units issued pursuant to the Purchase Contract Agreement, a copy of which is attached hereto as Exhibit B.

         "Purchase Contract Agreement" means the Purchase Contract Agreement, dated as of June , 2002, between the Company and the Purchase Contract Agent.

         "Quotation Agent" means UBS Warburg LLC or Salomon Smith Barney Inc. or their respective successors or any other primary U.S. government securities dealer in New York City selected by the Company.

         "Redemption Amount" means, (A) in the case of a Tax Event Redemption occurring prior to the earlier of a successful remarketing of the Notes and the Stock Purchase Date, for each Note the product of (i) the principal amount of such Note and (ii) a fraction whose numerator is the applicable Tax Event Treasury Portfolio Purchase Price and whose denominator is the aggregate principal amount of Notes outstanding on the Tax Event Redemption Date (immediately prior to redemption), and (B) in the case of a Tax Event Redemption Date occurring on or after the earlier of a successful remarketing of the Notes and the Stock Purchase Date, for each Note, the principal amount of the Note (immediately prior to redemption).

         "Redemption Price" means the redemption price per Note equal to the Redemption Amount plus any accrued and unpaid interest on such Note to the date of redemption.

         "Regular Record Date" has the meaning specified in Section 206(e).

         "Remarketing Agent" has the meaning specified in Section 207(b).

         "Remarketing Date" means the third Business Day immediately preceding May 16, 2005.

         "Remarketing Fee" has the meaning specified in Section 207(b).

         "Remarketing Period" means any of the following three Business Day periods: (i) the Remarketing Date and each of the two immediately succeeding Business Days; (ii) the three Business Days immediately preceding July 1, 2005; or (iii) the seventh, sixth and fifth Business Days immediately preceding August 16, 2005.

         "Remarketing Value" means the sum of

                (i) the value at the Remarketing Date or any Subsequent Remarketing Date, as the case may be, of U.S. Treasury securities that will pay, on the Business Day immediately preceding the Interest Payment Date falling on the Stock Purchase Date, an amount of cash equal to the aggregate interest payments that are scheduled to be payable on that Interest Payment Date, on (a) the Notes which are included in Equity Security Units and (b) the Separate Notes that are to be remarketed pursuant to Section 4.5(d) of the Pledge Agreement and this Supplemental Indenture, assuming for that purpose that the interest rate on the Notes is equal to the Coupon Rate, and

                (ii) the value at the Remarketing Date or the Subsequent Remarketing Date, as the case may be, of U.S. Treasury securities that will pay, on the Business Day immediately preceding the Stock Purchase Date, an amount of cash equal to the principal amount (a) of such Notes that are included in Equity Security Units and (b) the Separate Notes which are to be remarketed pursuant to Section 4.5(d) of the Pledge Agreement and this Supplemental Indenture, provided that for purposes of clauses (i) and (ii) above, the Remarketing Value shall be calculated on the assumptions that (x) the U.S. Treasury securities are highly liquid and mature on or within 35 days prior to the Stock Purchase Date, as determined in good faith by the Remarketing Agent in a manner intended to minimize the cash value of the U.S. Treasury securities, and (y) the U.S. Treasury securities are valued based on the ask-side price of the U.S. Treasury securities at a time between 9:00 a.m. and 11:00 a.m., New York City time, selected by the Remarketing Agent, on the Remarketing Date or any Subsequent Remarketing Date, as the case may be, as determined on a third-day settlement basis by a reasonable and customary means selected in good faith by the Remarketing Agent, plus accrued interest to that date.

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         "Reset Effective Date" means (i) May 16, 2005, in case the Notes are successfully remarketed on the third Business Day immediately preceding May 16, 2005, (ii) the third Business Day following a Subsequent Remarketing Date in the event that the Notes are successfully remarketed on a Subsequent Remarketing Date or (iii) in the event that there is a Last Failed Remarketing on the fifth Business Day immediately preceding the Stock Purchase Date, August 16, 2005.

         "Reset Rate" has the meaning set forth in Section 207(b); provided that, in the event of a last Failed Remarketing on the fifth Business Day immediately preceding the Stock Purchase Date the Reset Rate shall be the rate determined pursuant to the provisions of Section 207(e).

         "Separate Notes" has the meaning specified in Section 207(a).

         "Subsequent Remarketing Date" means, provided there has been one or more Failed Remarketings, the date on which the Remarketing Agent has consummated a successful remarketing in accordance with Section 5.4 of the Purchase Contract Agreement, such date to be no later than the fifth Business Day immediately preceding the Stock Purchase Date.

         "Tax Event" means the receipt by the Company of an opinion of nationally recognized tax counsel experienced in such matters to the effect that there is more than an insubstantial risk that interest payable by the Company on the Notes on the next Interest Payment Date would not be deductible, in whole or in part, by the Company for United States federal income tax purposes, as a result of (i) any amendment to, or change (including any announced proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation,
(ii) any amendment to or change in an official interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority or (iii) any official interpretation or pronouncement that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on June , 2002, which amendment, change, or proposed change is effective or which interpretation or pronouncement is announced on or after June , 2002.

         "Tax Event Treasury Portfolio" means a portfolio of principal or interest strips of U.S. Treasury Securities that mature on (i) the Business Day immediately preceding the Stock Purchase Date in an aggregate amount equal to the aggregate principal amount of the Notes included in the Equity Security Units on the Tax Event Redemption Date (immediately prior to redemption) and
(ii) with respect to each scheduled Interest Payment Date on the Notes that occurs after the Tax Event Redemption Date and on or before the Stock Purchase Date, interest or principal strips of U.S. Treasury Securities that mature on the Business Day immediately preceding such Interest Payment Date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the Notes outstanding on the Tax Event Redemption Date (immediately prior to the redemption).

         "Tax Event Treasury Portfolio Purchase Price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the Quotation Agent on the third Business Day immediately preceding the Tax Event Redemption Date for the purchase of the Treasury Portfolio for settlement on the Tax Event Redemption Date.

         "Tax Event Redemption" means, if a Tax Event shall occur and be continuing, the redemption of the Notes, at the option of the Company, in whole but not in part, on not less than 30 days nor more than 60 days' written notice.

         "Tax Event Redemption Date" means the date upon which a Tax Event Redemption is to occur.

         "Treasury Portfolio" has the meaning specified in Section 207(b).

         SECTION 102 Section References. Each reference to a particular section set forth in this Supplemental Indenture shall, unless the context otherwise requires, refer to this Supplemental Indenture.

                                  ARTICLE TWO

                        TITLE AND TERMS OF THE SECURITIES

         SECTION 201 Title of the Securities; Stated Maturity. This Supplemental Indenture hereby establishes a separate series of Securities, which shall be
known as the Company's "   % Senior Notes due 2007" (the "Notes"). For purposes
of the Original Indenture, the Notes shall constitute a single series of Securities. The Stated Maturity on which the principal of the Notes shall be due and payable will be August 16, 2007.

         SECTION 202 Rank. The Notes shall rank equally with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

         SECTION 203 Variations from the Original Indenture. Section 1009 of the Original Indenture shall be applicable to the Notes. Section 403(2) and Section 403(3) of the Original Indenture shall be applicable to the Notes; the Company's obligations under Section 1009 of the Original Indenture, without limitation, shall be subject to defeasance in accordance with Section 403(3) of the Original Indenture.

         SECTION 204 Amount.

         (a) The aggregate principal amount of Notes that may be issued under this Supplemental Indenture is limited (except as provided in Section 301(2) of
the Original Indenture) initially to $    (or, $    , if the underwriters'
over-allotment option pursuant to the Underwriting Agreement is exercised in full); provided, that the Company may, without the consent of the Holders of the Outstanding Notes, "reopen" the Notes so as to increase the aggregate principal amount of such Notes Outstanding in compliance with the procedures set forth in the Original Indenture, including Section 301 and Section 303 thereof, so long as any such additional Notes have the same tenor and terms (including, without limitation, rights to receive accrued and unpaid interest) as the Notes then Outstanding. No additional Notes may be issued if an Event of Default has occurred with respect to the series of Notes.

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         SECTION 205 Form and Denominations of Securities.

         (a) Except as provided in Section 205(b), the Notes shall be issuable only in certificated, fully registered form and, as permitted by
Section 301 and Section 302 of the Original Indenture, in denominations of $25 and integral multiples thereof. The entire principal amount of the Notes shall initially be evidenced by one or more certificates issued to The Bank of New York, as Purchase Contract Agent pursuant to the Purchase Contract Agreement.

         (b) Separate Notes shall be issued in the form of one or more global certificates (the "Global Notes") under a book-entry system, registered in the name of The Depository Trust Company, as depositary ("DTC"), or its nominee, which is hereby designated as "U.S. Depositary" and "Depositary" under the Indenture for the Global Notes. Each such certificated Note and Global Note shall represent such aggregate principal amount of the Outstanding Notes as shall be from time to time endorsed thereon, which principal amounts may be increased or decreased, as applicable, to reflect, in connection with the creation of Stripped Equity Security Units and the recreation of Equity Security Units, transfers between Pledged Notes and Separate Notes. Any such increase or decrease in the aggregate principal amount of (i) certificated Notes shall be made by the Collateral Agent and (ii) Global Notes shall be made by the Trustee, as custodian of the Global Notes, in each case upon the instructions of the Collateral Agent given pursuant to Article IV of the Pledge Agreement.

         (c) Further to Section 305 of the Original Indenture, any Global Note shall be exchangeable for certificated Notes without coupons registered in the name of, and a transfer of a Global Note may be registered to, any Person other than the Depositary for such Note or its nominee only (x) as provided in
Section 205(b) or if (y) (i) such Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Note and no successor Depositary has been appointed within 90 days after this notice, (ii) the Depositary at any time ceases to be a Depositary registered under the Exchange Act at which time the Depositary is required to be so registered to act as the Depositary and no successor Depositary has been appointed within 90 days after the Company learns that the Depositary has ceased to be so registered,
(iii) the Company determines in its sole discretion that it will no longer have the Notes represented by Global Notes or permit any of the Global Note certificates to be so exchangeable or (iv) an Event of Default with respect to the Notes under the Indenture has occurred and is continuing. Upon the occurrence in respect of any Global Note of any or more of the conditions specified in clause (y) (i), (ii), (iii) or (iv) of the preceding sentence, the Company will execute, and subject to Article Three of the Original Indenture, the Trustee, upon written notice from the Company, will authenticate and deliver the Notes in definitive registered form without coupons, in authorized denominations in exchange for such Global Note or applicable portion thereof. Upon exchange of a Global Note as a whole for Notes in definitive registered form without coupons, in authorized denominations, the Global Note shall be cancelled by the Trustee. Such Notes in definitive registered form issued in exchange for the Global Note shall be registered in such names and in such authorized denominations and delivered as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee.

         SECTION 206 Interest.

         (a) Each Note will bear interest initially at the rate of % per year (the "Coupon Rate") from the original date of issuance through and including the day immediately preceding the Reset Effective Date and at the Reset Rate thereafter until the principal thereof is paid or duly made available for payment and shall bear interest, to the extent permitted by law, compounded quarterly, on any overdue principal and premium, if any, and on any overdue installment of interest at the Coupon Rate through and including the day immediately preceding the Reset Effective Date and at the Reset Rate thereafter, payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year (each, an "Interest Payment Date") commencing on August 16, 2002. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date with respect to any Note will, as provided in the Original Indenture, be paid to the person in whose name the Note (or one or more Predecessor Securities) is registered at the close of business on the relevant record date for such interest installment, which shall be the close of business on the first day of the month (whether or not a Business Day) in which such Interest Payment Date falls (the "Regular Record Date"). Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the registered Holders on such Regular Record Date, and may either be paid to the person in whose name the Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date to be fixed by the Trustee for the payment of such defaulted interest, notice whereof shall be given to the registered Holders of the applicable series of Notes not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Original Indenture.

         (b)    The amount of interest payable for any period will be computed
(i) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (ii) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month. If any Interest Payment Date, redemption date or other date of Maturity of the Notes is not a Business Day, the payment of the interest payable on that date will be made on the next day that is a Business Day, without any interest or other payment in respect of the delay, except that if the next Business Day is in the next calendar year, then the payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the scheduled payment date.

         (c) The principal of, and premium, if any, and the interest on the Notes shall be payable at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in any coin or currency of the United States of America which at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered Holder at the close of business on the Regular Record Date at such address as shall appear in the Security Register or by wire transfer to the account designated to the Trustee by a prior written notice by such Holder delivered at least five Business Days prior to the applicable Interest Payment Date.


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         SECTION 207 Remarketing and Reset Rate.

         (a) The interest rate on the Notes will be reset on the Remarketing Date to the applicable Reset Rate. In the event of a failed remarketing on the Remarketing Date, the interest rate on the Notes will be reset on a Subsequent Remarketing Date. In the event that there is a Last Failed Remarketing on the fifth Business Day immediately preceding August 16, 2005, the interest rate on the Notes will be reset in accordance with the provisions of Section 207(e).

         (b)(i) The Company shall engage a nationally recognized investment bank (the "Remarketing Agent") pursuant to the Remarketing Agreement to be mutually agreed on by the Company, the Agent and the Remarketing Agent, but substantially as set forth in Exhibit D hereto, to sell the Notes of holders of Equity Security Units and of Holders of Notes that are not held as part of the Equity Security Units ("Separate Notes") that have elected to participate in the remarketing pursuant to the procedures set forth in Section 207(c). On the seventh Business Day immediately preceding the first Business Day of any Remarketing Period, the Remarketing Agent shall give Holders of Separate Notes notice of the remarketing (the form of which notice to be provided by the Company) in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be The Wall Street Journal. Pursuant to the terms of the Purchase Contract Agreement, the Purchase Contract Agent shall notify, by 10:00 a.m., New York City time, on the third Business Day preceding the first Business Day of any Remarketing Period, the Remarketing Agent and the Collateral Agent of the aggregate number of Notes of Equity Security Unit holders to be remarketed. Pursuant to the terms of the Purchase Contract Agreement, on the third Business Day immediately preceding the first Business Day of any Remarketing Period, no later than by 10:00 a.m. New York City time, pursuant to the terms of the Pledge Agreement, the Custodial Agent will notify the Remarketing Agent of the aggregate number of Separate Notes to be remarketed. On the third Business Day immediately preceding the first Business Day of any Remarketing Period, the Collateral Agent and the Custodial Agent, pursuant to the terms of the Pledge Agreement, will deliver for remarketing to the Remarketing Agent all Notes to be remarketed. Pursuant to the terms of the Remarketing Agreement, upon receipt of such notice from the Custodial Agent and such Notes from the Collateral Agent and the Custodial Agent, the Remarketing Agent will, on the Remarketing Date and on any Subsequent Remarketing Date in accordance with the provisions of Section 207(b)(ii), use its commercially reasonable best efforts to (x) establish a rate of interest that, in the opinion of the Remarketing Agent, will, when applied to the Notes included in the remarketing, enable the then current aggregate market value of the Notes to have a value equal to approximately, but not less than, 100.50% of the Remarketing Value as of the Remarketing Date or as of any Subsequent Remarketing Date, as the case may be (the "Reset Rate") and (y) sell such Notes on such date at a price equal to approximately, but not less than, 100.50% of the Remarketing Value. Pursuant to the terms of the Remarketing Agreement, the Remarketing Agent will deduct as a remarketing fee an amount not exceeding 25 basis points (0.25%) of the total proceeds from the remarketing (the "Remarketing Fee"). Pursuant to the terms of the Remarketing Agreement, the Remarketing Agent will use the remaining proceeds from the successful remarketing to purchase the appropriate U.S. Treasury securities (the "Treasury Portfolio") (with the CUSIP numbers, if any, selected by the Remarketing Agent) described in clauses (i) and (ii) of the definition of Remarketing Value related to the Notes of holders of Equity Security Units that were remarketed. Pursuant to the terms of the Purchase Contract Agreement, on or prior to the third Business Day following the Remarketing Date (or in the event that the Notes are not successfully remarketed on the Remarketing Date, on or prior to the third Business Day immediately following the applicable Subsequent Remarketing Date), the Remarketing Agent shall deliver such Treasury Portfolio to the Purchase Contract Agent, which shall thereupon deliver such Treasury Portfolio to the Collateral Agent. The Collateral Agent, for the benefit of the Company, will thereupon apply such Treasury Portfolio, in accordance with the Pledge Agreement, to secure such holders' obligations under the Purchase Contracts. Pursuant to the terms of the Purchase Contract Agreement, the Remarketing Agent will remit (1) the portion of the proceeds from the remarketing attributable to the Separate Notes to the Holders of Separate Notes that were remarketed and (2) the remaining portion of the proceeds, less those proceeds used to purchase the Treasury Portfolio, to the holders of the Equity Security Units that were remarketed, all determined on a pro rata basis, in each case, net of the remarketing fee, on or prior to the third Business Day following the Remarketing Date (or in the event that the Notes are not successfully remarketed on the Remarketing Date, on or prior to the third Business Day immediately following the applicable Subsequent Remarketing Date for a successful remarketing). Holders whose Notes are so remarketed will not otherwise be responsible for the payment of any Remarketing Fee in connection therewith.

                (ii) Pursuant to the terms of the Remarketing Agreement, if, in spite of using its commercially reasonable best efforts, the Remarketing Agent cannot establish the Reset Rate and remarket the Notes included in the remarketing at a price equal to approximately, but not less than, 100.50% of the Remarketing Value on the Remarketing Date, the Remarketing Agent will attempt to again establish the Reset Rate and remarket the Notes included in the remarketing at a price equal to approximately, but not less than, 100.50% of the Remarketing Value on each of the two immediately following Business Days. Pursuant to the terms of the Remarketing Agreement, if the Remarketing Agent cannot remarket the Notes included in the remarketing at a price equal to approximately, but not less than, 100.50% of the Remarketing Value on either of those days, it will attempt to establish the Reset Rate and remarket the Notes included in the remarketing at a price equal to approximately, but not less than, 100.50% of the Remarketing Value on each of the three Business Days immediately preceding July 1, 2005. Pursuant to the terms of the Remarketing Agreement, if the Remarketing Agent cannot establish the Reset Rate and remarket the Notes included in the remarketing at a price equal to approximately, but not less than, 100.50% of the Remarketing Value on any of the three Business Days immediately preceding July 1, 2005, the Remarketing Agent will further attempt to establish the Reset Rate and remarket the Notes included in the remarketing at a price equal to approximately, but not less than, 100.50% of the Remarketing Value on each of the seventh, sixth and fifth Business Days immediately preceding the Stock Purchase Date. If the Remarketing Agent cannot establish the Reset Rate and remarket the Notes included in the remarketing at a price equal to approximately, but not less than, 100.50% of the Remarketing Value on any of the Remarketing Date or the two Business Days immediately following the Remarketing Date, on any of the three Business Days immediately preceding July 1, 2005 or on the seventh or sixth or fifth Business Day immediately preceding the Stock Purchase Date, the remarketing on each such date will be deemed to have failed (each, a "Failed Remarketing"). In addition, if, in spite of using its commercially reasonable best efforts, the Remarketing Agent fails to remarket the Notes included in the remarketing at 100.50% of the Remarketing Value in accordance with the terms of the Pledge Agreement by 4:00 p.m., New York City time, on the last Business Day in a Remarketing Period, a "Last Failed Remarketing" will be deemed to have occurred for that Remarketing Period. Pursuant to the terms of the Remarketing Agreement, within three

Business Days following the date of any Last Failed Remarketing, the Remarketing Agent shall return any Notes delivered to it to the Collateral Agent. In the event of a Last Failed Remarketing on the fifth Business Day immediately preceding the Stock Purchase Date, (1) the Reset Rate on the Notes will be determined as set forth in Section 207(e) and (2) an event of default shall be deemed to have occurred under the Purchase Contract Agreement and the Pledge Agreement and in accordance with the terms of the Pledge Agreement, the Collateral Agent, for the benefit of the Company, shall, in respect of the Notes comprising components of Equity Security Units, exercise its rights as a secured party with respect to such Notes, including those actions specified in Section 207(b)(iii); provided, that if upon a Last Failed Remarketing on the fifth Business Day immediately preceding the Stock Purchase Date, the Collateral Agent delivers a Note to the Company in full satisfaction of the Equity Security Unit holder's obligation under the related Purchase Contract, any accrued and unpaid interest on such Note will become payable by the Company to the Purchase Contract Agent for payment to the holder of the Equity Security Units to which such Note relates. Such payment will be made by the Company on or prior to 11:00 a.m., New York City time, on the Stock Purchase Date in lawful money of the United States of America by certified or cashier's check or wire transfer in immediately available funds payable to or upon the order of the Purchase Contract Agent. Pursuant to the terms of the Purchase Contract Agreement, the Company will cause a notice of any Last Failed Remarketing to be published on the fourth Business Day following the last Business Day comprising the related Remarketing Period in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be The Wall Street Journal. The Company will also release this information by means of Bloomberg and Reuters newswire. In addition, the Company will request, not later than seven nor more than 15 calendar days prior to any Remarketing Period, that the Depositary notify its participants holding Notes of the remarketing.

                (iii) With respect to any Notes that constitute part of Equity Security Units that are subject to a Last Failed Remarketing on the fifth Business Day immediately preceding the Stock Purchase Date, the Collateral Agent for the benefit of the Company reserves all of its rights as a secured party with respect thereto and, subject to applicable law and Section 5.4(e) of the Purchase Contract Agreement, may, among other things, permit the Company to cause the Notes to be sold or to retain and cancel such Notes, in either case, in full satisfaction of the Equity Security Unit holders' obligations under the Purchase Contracts.

                (iv) The right of each Holder of Pledged Notes or Separate Notes to have Notes included in any remarketing shall be limited to the extent that
(i) the Remarketing Agent conducts a remarketing on the Remarketing Date or on any Subsequent Remarketing Date, as the case may be, pursuant to the terms of the Remarketing Agreement, (ii) the Notes included in a remarketing have not been called for redemption, (iii) the Remarketing Agent is able to find a purchaser or purchasers for the Notes included in a remarketing at a Reset Rate such that the then current aggregate market value of the Notes is equal to approximately, but not less than, 100.50% of the Remarketing Value, and (iv) such purchaser or purchasers deliver the purchase price therefor to the Remarketing Agent as and when required.

         In accordance with the Depositary's normal procedures, the transactions described above with respect to each Note tendered for purchase and sold in any successful remarketing shall be executed through the Depositary, and the accounts of the respective Clearing Agency Participants shall be debited and credited and such Notes delivered by book entry as necessary to effect purchases and sales of such Notes. The Depositary shall make payment in accordance with its normal procedures.

         If any Holder selling Notes in any successful remarketing fails to deliver such Notes, the Clearing Agency Participant of such selling Holder and of any other Person that was to have purchased Notes in such successful remarketing may deliver to any such other Person an aggregate principal amount of Notes that is less than the aggregate principal amount of Notes that otherwise was to be purchased by such Person. In such event, the aggregate principal amount of Notes to be so delivered shall be determined by such Clearing Agency Participant, and delivery of such lesser aggregate principal amount of Notes shall constitute good delivery.

         The Remarketing Agent is not obligated to purchase any Notes in any remarketing or otherwise. Neither the Trustee, the Company nor the Remarketing Agent shall be obligated in any case to provide funds to make payment upon tender of Notes for remarketing.

         The tender and settlement procedures set forth in this Section 207(b), including provisions for payment by purchasers of Notes in any successful remarketing, shall be subject to modification, notwithstanding any provision to the contrary set forth herein, to the extent required by the Depositary or if the book-entry system is no longer available for the Notes at the time of any successful remarketing, to facilitate the tendering and remarketing of Notes in certificated form. In addition, the Remarketing Agent may, notwithstanding any provision to the contrary set forth herein, modify the settlement procedures set forth herein in order to facilitate the settlement process.

         (c) Prior to 11:00 a.m., New York City time, on the fourth Business Day immediately preceding the first Business Day of a remarketing period, Holders of Separate Notes may elect to have their Notes participate in the remarketing by delivering their Notes along with a notice of such election (substantially in the form of Exhibit C to the Pledge Agreement) to the Collateral Agent (in its capacity as Custodial Agent). The Collateral Agent (in its capacity as Custodial Agent) will hold these Notes in an account separate from the collateral account in which the securities pledged to secure the Holders' obligations under the Purchase Contracts will be held. Holders of Separate Notes electing to have their Notes remarketed will also have the right to withdraw that election on or prior to the fifth Business Day immediately preceding the first day of the relevant remarketing period by delivering a notice of such election (substantially in the form of Exhibit D to the Pledge Agreement) to the Collateral Agent (in its capacity as Custodial Agent).

         (d) In the event that the Reset Rate is established on a Remarketing Date or a Subsequent Remarketing Date, the Remarketing Agent will advise the Depositary, the Trustee and the Company of the Reset Rate by approximately 4:30 p.m., New York City time, on such date. The Company will, on the second Business Day immediately preceding the Reset Effective Date or as soon as is practicable thereafter, cause a notice of the Reset Rate applicable to the Notes to be published in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be The Wall Street Journal. The Company will also release this information by such date by means of Bloomberg and Reuters newswire.

         (e) In the event of a Last Failed Remarketing on the fifth Business Day immediately preceding the Stock Purchase Date, the Reset Rate shall be determined as follows. In accordance with the provisions of the Remarketing Agreement, the Remarketing Agent shall establish the Reset Rate by taking the average of the interest rates quoted to it by three nationally recognized investment banks selected by the Company, which are underwriters or dealers in debt securities similar to the Notes, that in its judgment reflect an accurate market rate of interest applicable to the Notes at that time. Following receipt of these quotes, the Remarketing Agent will have the right, in its sole judgment, to either recalculate the average based on only two of the quoted interest rates if one of the three quotes, in the Remarketing Agent's sole discretion, does not reflect market conditions or, alternatively, determine a consensus among the investment banks rather than a strict mathematical average by taking into account relevant qualitative and quantitative factors. These factors may include, but shall not be limited to, maturity of the Notes, the Company's credit rating and the Company's credit risk and the credit rating and credit risk of companies in similar industries, the then yield to maturity of the Notes and the state of the market for primary and secondary sales of similar debt securities. If for whatever reason the Remarketing Agent is unable to establish the Reset Rate in accordance with the foregoing procedures, the Reset Rate shall be rate of interest payable on the Notes on their original date of issue.

         In accordance with the provisions of the Remarketing Agreement, the Remarketing Agent will advise the Depositary, the Trustee and the Company of the Reset Rate by approximately 4:30 p.m., New York City time, on August 16, 2005. The Company shall, on the following Business Day or as soon as is practicable thereafter, cause a notice of the Reset Rate to be published in a daily newspaper in the English language of general circulation in The City of New York. The Company will also release this information by such date by means of Bloomberg and Reuters newswire.

         (f) The Reset Rate established pursuant to the terms of this Section 207 shall be effective as of the Reset Effective Date.

         SECTION 208 Redemption.

         The Notes are not subject to repayment at the option of the Holders thereof. If a Tax Event shall occur and be continuing, the Company may, at its option, redeem the Notes, in whole but not in part, at any time at a price per Note equal to the Redemption Price. Installments of interest on Notes which are due and payable on or prior to the Tax Event Redemption Date will be payable to Holders of the Notes registered as such at the close of business on the relevant Regular Record Dates. If, following the occurrence of a Tax Event prior to the earlier of (i) a successful remarketing of the Notes pursuant to the Remarketing Agreement or (ii) the Stock Purchase Date, the Company exercises its option to redeem the Notes, the Company shall appoint the Quotation Agent to assemble the Tax Event Treasury Portfolio.

         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Tax Event Redemption Date to each registered Holder of Notes to be redeemed at its registered address. Payment of the Redemption Price to each Holder of Notes shall be made by the Company no later than 12:00 noon, New York City time, on the Tax Event Redemption Date, by check or wire transfer in immediately available funds at such place and to such account as may be designated by each such Holder of Notes, including the Custodial Agent or the Collateral Agent, as the case may be. Unless the Company defaults in payment of the Redemption Price, on and after the Tax Event Redemption Date interest shall cease to accrue on the Notes. In the event any Notes are called for a Tax Event Redemption, on and after the date notice is given or deemed given in accordance with the Original Indenture, neither the Company nor the Trustee will be required to register the transfer of or exchange the Notes to be redeemed.

         Except as modified hereby or in the form of the Notes, redemptions shall be effected in accordance with Article Eleven of the Original Indenture.

         SECTION 209 Sinking Fund. The Notes are not subject to any sinking fund.

         SECTION 210 Other Provisions.

         (a) Each Note will initially be pledged to secure the Holder's obligations under the Purchase Contract, pursuant to the terms and conditions set forth in the Pledge Agreement.

         (b) The Company agrees, and by acceptance of a beneficial ownership interest in the Notes, each beneficial owner of Notes will be deemed to have agreed (1) to treat the acquisition of an Equity Security Unit as the acquisition of the Note and the Purchase Contract constituting the Equity Security Unit and to allocate the purchase price of the Equity Security Unit between the Note and the Purchase Contract as $25 and $0, respectively, (2) to treat the Notes as indebtedness that is subject to Treas. Reg. Sec. 1.1275-4 (the "Contingent Payment Regulations") for United States federal income tax purposes and (3) to be bound by the Company's determination of the "comparable yield" and "projected payment schedule," within the meaning of the Contingent Payment Regulations, with respect to the Notes for United States federal income tax purposes. A Holder of Notes may obtain the amount of original issue discount, issue date, yield to maturity, comparable yield and projected payment schedule by submitting a written request for it to the Company at the following address: DTE Energy Company, 2000 2nd Avenue, Detroit, Michigan 48226-1279,
Attn:  .

         (c) The Notes shall have such other terms and provisions as are set forth in the form of Note attached hereto as Exhibit A (which is incorporated by reference in and made a part of this Supplemental Indenture as if set forth in full at this place).

         SECTION 211 Form of Notes. Attached hereto as Exhibit A is the form of the Notes.

                                 ARTICLE THREE

                            MISCELLANEOUS PROVISIONS

         The Trustee makes no undertaking or representations in respect of, and shall not be responsible in any manner whatsoever for and in respect of, the validity or sufficiency of this Supplemental Indenture or the proper authorization or the due execution hereof by the Company or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

         Except as expressly amended hereby, the Original Indenture shall continue in full force and effect in accordance with the provisions thereof and the Original Indenture is in all respects hereby ratified and confirmed. This Supplemental Indenture and all its provisions shall be deemed a part of the Original Indenture in the manner and to the extent herein and therein provided.

         This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

         This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the day and year first above written.

                                            DTE ENERGY COMPANY




                                            By: ____________________________
                                                Name:
                                                Title:


ATTEST:




By: _________________________


                                            THE BANK OF NEW YORK



                                            By: ____________________________

                                                Name:
                                                Title:  Vice President


ATTEST:



By: _________________________

                                                                       EXHIBIT A

                                  FORM OF NOTE

[Include in Global Notes only: THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY ("DTC"), TO A NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL, INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

                               DTE ENERGY COMPANY
                             % SENIOR NOTES DUE 2007

CUSIP NO.: 233331404                                                      $
Number: R-

         DTE Energy Company, a Michigan corporation (the "Company", which term includes any successor corporation under the Indenture hereafter referred to), for value received, hereby promises to pay to [For inclusion in Global Notes only -- Cede & Co.] [For inclusion in Pledged Note -- The Bank of New York, as Purchase Contract Agent pursuant to the Purchase Contract Agreement (as defined below)] or registered assigns, the principal sum of $_______ or such other principal sum as is reflected in the Schedule of Increases or Decreases attached hereto on August 16, 2007, and to pay interest thereon from , 2002, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly in arrears on February 16, May 16, August 16 and November 16 of each year (each, an "Interest Payment Date"), commencing August 16, 2002; initially at the rate of % per annum through and including the day immediately preceding the Reset Effective Date and at the Reset Rate thereafter until the principal hereof shall have been paid or duly made available for payment and, to the extent permitted by law, to pay interest, compounded quarterly, on any overdue principal and premium, if any, and on any overdue installment of interest at the rate per year of % through and including the day immediately preceding the Reset Effective Date and at the Reset Rate thereafter. The amount of interest payable for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and (3) for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month.

         In the event that any date on which interest or principal is payable on this Note is not a Business Day, then payment of interest or principal payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if the Business Day is in the next succeeding calendar year, then the payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such payment date. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date with respect to this Note will, as provided in the Indenture (as defined below), be paid to the person in whose name this Note (or one or more Predecessor Securities, as defined in the Indenture) is registered at the close of business on the Regular Record Date for such interest installment which shall be the close of business on the first day of the month (whether or not a Business Day) in which such Interest Payment Date falls (the "Regular Record Date").

         Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the registered Holders on such Regular Record Date, and may either be paid to the person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date to be fixed by the Trustee for the payment of such defaulted interest, notice whereof shall be given to the registered Holders of the Notes not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. The principal of, and premium, if any, and the interest on the Notes shall be payable at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in any coin or currency of the United States of America which at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered Holder at the close of business on the Regular Record Date at such address as shall appear in the Security Register or by wire transfer to the account designated to the Trustee by a prior written notice by such Holder delivered at least five Business Days prior to the applicable Interest Payment Date. Notwithstanding anything else contained herein, if this Note is a Global Note and is held in book-entry form through the facilities of the Depositary, payments on this Note will be made to the Depositary or its nominee in accordance with arrangements then in effect between the Trustee and the Depositary.

         Notwithstanding anything herein or in the Indenture to the contrary, the Reset Rate shall in no event exceed the maximum rate, if any, permitted by applicable law.

This Note is one of a duly authorized series of Securities of the Company,
designated as the "   % Senior Notes due 2007" (the "Notes"), initially limited
to an aggregate principal amount of $  (or   if the underwriters' over-allotment
option pursuant to the Underwriting Agreement is exercised in full) (except for Notes authenticated and delivered upon transfer of, or in exchange for, or in lieu of other Notes, and except as further provided in the Indenture), all issued or to be issued under and pursuant to an Amended and Restated Indenture, dated as of April 9, 2001, as supplemented by the Sixth Supplemental Indenture dated as of , 2002 (together, as amended, supplemented or modified, the "Indenture"), duly executed and delivered between the Company and The Bank of New York, a New York banking corporation, as Trustee (herein referred to as the "Trustee", which term includes any successor trustee under the

Indenture), to which Indenture reference is hereby made for a description of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the registered Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered.

         This Note is not subject to repayment at the option of the Holder hereof. Except as provided below, this Note is not redeemable by the Company prior to maturity and is not subject to any sinking fund.

         The Notes shall be redeemable in whole, but not in part, at any time at the option of the Company if a Tax Event occurs and is continuing at a price per Note equal to the Redemption Price. Subject to the terms of the Purchase Contract Agreement and the Pledge Agreement with respect to Notes comprising part of the Equity Security Units, the Redemption Price shall be paid to or on behalf of each Holder of the Notes by the Company, no later than 12:00 noon, New York City time, on the Tax Event Redemption Date, by check or wire transfer in immediately available funds, at such place and to such account as may be designated by each such Holder, including the Custodial Agent or the Collateral Agent.

         Notice of any redemption must be given at least 30 days but not more than 60 days before the Tax Event Redemption Date to each Holder of Notes to be redeemed at its registered address. If money sufficient to pay the Redemption Price of the Notes to be redeemed on the Tax Event Redemption Date is deposited on or before the Tax Event Redemption Date and the other conditions set forth in the Indenture are satisfied, then on and after such date, interest will cease to accrue on the Notes called for redemption.

         In case an Event of Default with respect to the Notes shall have occurred and be continuing, the principal hereof and accrued interest hereon may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

         The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Note upon compliance by the Company with certain conditions set forth therein.

         The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority of the aggregate principal amount of all Notes issued under the Indenture at the time outstanding and affected thereby; provided, however, that no such amendment shall without the consent of the Holder of each Note so affected, among other things (i) change the stated maturity of the principal of, or any installment of principal of or interest on any Notes of any series, or reduce the principal amount thereof, or reduce the rate of interest thereon, or reduce any premium payable upon the redemption thereof or (ii) reduce the percentage of Notes, the Holders of which are required to consent to any amendment or waiver or for certain other matters as set forth in the Indenture. The Indenture also contains provisions permitting (i) the registered Holders of 66 2/3% in aggregate principal amount of the Securities of each series at the time outstanding affected thereby, on behalf of the registered Holders of the Securities of such series, to waive compliance by the Company with certain provisions of the

Indenture and (ii) the registered Holders of not less than a majority in aggregate principal amount of the Securities of any series at the time outstanding affected thereby, on behalf of the registered Holders of the Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the registered Holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such registered Holder and upon all future registered Holders and owners of this Note and of any Note issued in exchange hereof or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Note.

         No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.

         As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and any interest on this Note are payable or at such other offices or agencies as the Company may designate, duly endorsed by or accompanied by a written instrument or instruments of transfer in form satisfactory to the Company and the Security Registrar or any transfer agent duly executed by the registered Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

         Prior to due presentment for registration of transfer of this Note, the Company, the Trustee, any paying agent and any Security Registrar may deem and treat the registered Holder hereof as the absolute owner hereof (whether or not this Note shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Security Registrar) for the purpose of receiving payment of or on account of the principal hereof and interest due hereon and for all other purposes, and neither the Company nor the Trustee nor any paying agent nor any Security Registrar shall be affected by any notice to the contrary.

         The Notes of this series are issuable only in fully registered form without coupons in denominations of $25 and any integral multiple thereof. [insert in the case of Global Notes - This Global Note is exchangeable for Notes in definitive form only under certain limited circumstances set forth in the Indenture. Notes of this series so issued are issuable only in registered form without coupons in denominations of $25 and any integral multiple thereof.] As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series of a different authorized denomination, as requested by the registered Holder surrendering the same.

         As set forth in, and subject to the provisions of, the Indenture, no registered owner of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless (i) such registered owner shall have previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes of this series, (ii) the registered owners of not less than 25% in principal amount of the outstanding Notes of this series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, (iii) the Trustee shall have failed to institute such proceeding within 60 days and (iv) the Trustee shall not have received from the registered owners of a majority in principal amount of the outstanding Notes of this series a direction inconsistent with such request within such 60-day period; provided, however, that such limitations do not apply to a suit instituted by the registered owner hereof for the enforcement of payment of the principal of or premium, if any, or any interest on this Note on or after the respective due dates expressed herein.

         No recourse may be taken, directly or indirectly, against any incorporator, subscriber to the capital stock, stockholder, officer, director or employee of the Company or the Trustee or of any predecessor or successor of the Company or the Trustee with respect to the Company's obligations on the Securities or the obligations of the Company or the Trustee under the Indenture or any certificate or other writing delivered in connection therewith.

         By acceptance of a beneficial ownership interest in this Note, each beneficial owner of this Note will be deemed to have agreed (1) to treat the acquisition of an Equity Security Unit as the acquisition of this Note and the Purchase Contract constituting the Equity Security Unit and to allocate the purchase price of the Equity Security Unit between this Note and the Purchase Contract as $25 and $0, respectively, (2) to treat this Note as indebtedness that is subject to the Contingent Payment Regulations for United States federal income tax purposes and (3) to be bound by the Company's determination of the "comparable yield" and "projected payment schedule," within the meaning of the Contingent Payment Regulations, with respect to this Note for United States federal income tax purposes. A Holder of this Note may obtain the amount of original issue discount, issue date, yield to maturity, comparable yield and projected payment schedule by submitting a written request for it to the Company at the following address: DTE Energy Company, 2000 2nd Avenue, Detroit, Michigan 48226-1279, Attn: .

         The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York.

         All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

         Unless the Certificate of Authentication hereon has been manually executed by the Trustee or a duly appointed Authentication Agent referred to herein, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

         IN WITNESS WHEREOF, the Company has caused this Instrument to be duly executed.

                                            DTE ENERGY COMPANY


                                            By_____________________________

Date:


Attest:


By_______________________________________



                          CERTIFICATE OF AUTHENTICATION

         This is one of the Notes of the series of Notes described in the within mentioned Indenture.

                                            THE BANK OF NEW YORK
                                              as Trustee


                                            By_____________________________
                                                Authorized Signatory
Date:

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto




________________________________________________________________________________
     (Please insert Social Security or Other Identifying Number of Assignee)





________________________________________________________________________________
     (Please print or type name and address, including zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing such person attorneys to transfer the within Note on the books of the Company, with full power of substitution in the premises.

Dated:________________________

NOTICE: The signature of this assignment must correspond with the name as written upon the face of the within Note in every particular, without alteration or enlargement or any change whatever and NOTICE: Signature(s) must be guaranteed by a financial institution that is a member of the Securities Transfer Agents Medallion Program ("STAMP"), the Stock Exchange, Inc. Medallion Signature Program ("MSP"). When assignment is made by a guardian, trustee, executor or administrator, an officer of a corporation, or anyone in a representative capacity, proof of his or her authority to act must accompany this Note.

               [TO BE ATTACHED TO GLOBAL NOTES AND PLEDGED NOTES]
                       SCHEDULE OF INCREASES OR DECREASES

         The following increases or decreases in this [Global Note] [Pledged Note] have been made:



                           AMOUNT OF INCREASE      AMOUNT OF DECREASE     PRINCIPAL AMOUNT OF         SIGNATURE OF
                              IN PRINCIPAL            IN PRINCIPAL         NOTE EVIDENCED BY       AUTHORIZED OFFICER
                             AMOUNT OF NOTE          AMOUNT OF NOTE        THE [GLOBAL NOTE]          OF TRUSTEE OR
                            EVIDENCED BY THE        EVIDENCED BY THE        [PLEDGED NOTE]        SECURITIES CUSTODIAN
                              [GLOBAL NOTE]          [GLOBAL NOTE]          FOLLOWING SUCH
          DATE               [PLEDGED NOTE]          [PLEDGED NOTE]      DECREASE OR INCREASE
-------------------       -------------------      ------------------    --------------------     --------------------





                                                                       EXHIBIT B



                                PLEDGE AGREEMENT

                                                                       EXHIBIT C



                           PURCHASE CONTRACT AGREEMENT

                                                                       EXHIBIT D





                              REMARKETING AGREEMENT






                                      D-1